Exhibit (s)(6)

The information in this preliminary prospectus supplement is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.

[FORM OF PRELIMINARY PROSPECTUS SUPPLEMENT TO BE USED IN

CONJUNCTION WITH FUTURE RIGHTS OFFERINGS]1

PRELIMINARY PROSPECTUS SUPPLEMENT	SUBJECT TO COMPLETION
(to Prospectus dated , 20 )	, 20

GOLDMAN SACHS BDC, INC.

Up to        Shares of Common Stock

Issuable Upon Exercise of Rights

To Subscribe for Such Shares

We are issuing [transferable/non-transferable] subscription rights to our stockholders of record as of 5:00 p.m., New York City time, on            .    (the “Record Date Shareholders”), entitling the holders thereof to subscribe for an aggregate of             shares of our common stock. Record Date Shareholders will receive one right for each outstanding share of common stock owned on the record date. The rights entitle the holders to purchase one new share of common stock for every right held, which we refer to as the subscription right. [In addition, Record Date Shareholders who fully exercise their rights will be entitled to subscribe, subject to the limitations described in this prospectus supplement and subject to allotment, for additional shares that remain unsubscribed as a result of any unexercised rights.] [In addition, any non-record date stockholder who exercises rights is entitled to subscribe for remaining shares that are not otherwise subscribed for by Record Date Shareholders, subject to the limitations described in this prospectus supplement and subject to allotment.]

We are an externally managed specialty finance company that is a non-diversified, closed-end management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). We are focused on lending to “middle-market companies,” a term we generally use to refer to companies with earnings before interest, taxes, depreciation and amortization (“EBITDA”) of between $5 million and $75 million annually. Our investment objective is to generate current income and, to a lesser extent, capital appreciation through direct originations of secured debt, including first lien, unitranche, including last out portions of such loans, and second lien debt, unsecured debt, including mezzanine debt as well as through select equity investments.

We are managed by our investment adviser, Goldman Sachs Asset Management, L.P. (“GSAM” or “Investment Adviser”), a wholly-owned subsidiary of The Goldman Sachs Group, Inc. (“Group Inc.”). Group Inc., together with Goldman, Sachs & Co., GSAM and its other subsidiaries and affiliates, is referred to herein as “Goldman Sachs.”

[1]	In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached or incorporated by reference will include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide an indication of the nature and type of disclosure that may appear in any actual prospectus supplement, and it is not intended to and does not contain all of the information that would appear in any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

Our common stock is traded on the New York Stock Exchange under the symbol “GSBD”. On             , 20    , the last reported sales price for our common stock on the New York Stock Exchange was $            per share. The net asset value (“NAV”) of our common stock as of             , 20    (the last date prior to the date of this prospectus supplement as of which we determined NAV) was $            . [The rights are transferable and will be listed for trading on the New York Stock Exchange under the symbol “ ” during the course of this offer.]

The subscription price will be [describe means of computing subscription price]. The offer will expire at 5:00 p.m., New York City time, on    ,            , unless extended as described in this prospectus supplement. We, in our sole discretion, may extend the period for exercising the subscription rights. You will have no right to rescind your subscriptions after receipt of your payment of the estimated subscription price except as described in this prospectus supplement.

This will dilute the ownership interest and voting power of the common stock owned by stockholders who do not fully exercise their subscription rights. Stockholders who do not fully exercise their subscription rights should expect, upon completion of the offering, to own a smaller proportional interest in us than before the offering. Further, if the net proceeds per share from the offering are at a discount to our NAV per share, this offering will reduce our NAV per share.

[We are an “emerging growth company” within the meaning of the recently enacted Jumpstart Our Business Startups Act (the “JOBS Act”).]

This prospectus supplement and the accompanying prospectus contain important information you should know before investing in our common stock. Please read it before you invest and keep it for future reference. We file annual, quarterly and current reports, proxy statements and other information about us with the Securities and Exchange Commission (the “SEC”). You may obtain this information or make stockholder inquiries by written or oral request and free of charge by contacting us at 200 West Street, New York, NY 10282, on our website at www.goldmansachsbdc.com, or by calling us collect at (212) 902-0300. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider that information to be a part of this prospectus supplement or the accompanying prospectus. The SEC also maintains a website at http://www.sec.gov that contains this information.

Shares of common stock of closed-end investment companies, including business development companies, that are listed on an exchange frequently trade at a discount to their NAV per share. If our shares of our common stock trade at a discount to our NAV, it may increase the risk of loss for purchasers in any offering. Investing in our securities involves a high degree of risk, including credit risk and the risk of the use of leverage, and is highly speculative. Before buying any securities, you should read the discussion of the material risks of investing in our common stock in “Risk Factors” beginning on page S-[ ] of this prospectus supplement and on page [ ] of the accompanying prospectus.

The securities in which we invest are generally not rated by any rating agency, and if they were rated, they would be below investment grade (rated lower than “Baa3” by Moody’s Investors Service and lower than “BBB-” by Fitch Ratings or Standard & Poor’s Ratings Services (“S&P”)). These securities, which may be referred to as “junk bonds,” “high yield bonds” or “leveraged loans,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total (4)
Estimated Subscription price(1)	$	$
Sales load (underwriting discounts and commissions)(2)(3)	$	$
Proceeds, before expenses, to Goldman Sachs BDC, Inc.(1)(3)	$	$

(1)	Estimated on the basis of [describe means of computing subscription price.] See “The Offer-Subscription Price.”
(2)	In connection with this offering, , the dealer manager for this offering, will receive a fee for its financial advisory, marketing and soliciting services equal to % of the subscription price per share for each share issued pursuant to the exercise of rights [including pursuant to the over-subscription privilege].]
(3)	We estimate that we will incur offering expenses of approximately $ in connection with this offering. We estimate that net proceeds to us after expenses will be $ assuming all of the rights are exercised at the estimated subscription price.
(4)	Assumes all rights are exercised at the estimated subscription price.

The date of this prospectus supplement is                    ,

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not, and the dealer manager has not, authorized any other person to provide you with different information or to make any representations not contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. [We are not, and the dealer manager is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front cover of this prospectus supplement and the accompanying prospectus, as applicable.] Our business, financial condition, results of operations, cash flows and prospects may have changed since that date. We will update these documents to reflect material changes only as required by law.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information and disclosure. To the extent the information contained in this prospectus supplement differs from the information contained in the accompanying prospectus, the information in this prospectus supplement controls. You should read this prospectus supplement and the accompanying prospectus together with the additional information described under the heading, “Available Information” before investing in our common stock.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

Page
[Insert table of contents from base prospectus.]

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights some of the information contained elsewhere in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that you should consider before investing in the securities offered by this prospectus supplement. You should review the more detailed information contained in this prospectus supplement and the accompanying prospectus, especially the information set forth under the heading “Risk Factors.”

Unless indicated otherwise in this prospectus supplement or the accompanying prospectus, or the context requires otherwise, the terms “Company,” “we,” “us,” or “our” refer to Goldman Sachs BDC, Inc, or for periods prior to our conversion from a limited liability company to a corporation (the “Conversion”), Goldman Sachs Liberty Harbor Capital, LLC.

Goldman Sachs BDC, Inc.

We are a specialty finance company focused on lending to middle-market companies. We are a closed-end management investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act. In addition, we have elected to be treated as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (“the Code”), commencing with our taxable year ended December 31, 2013. From our formation in 2012 through     ,            , we have originated more than $            billion in aggregate principal amount of debt and equity investments prior to any subsequent exits and repayments. We seek to generate current income and, to a lesser extent, capital appreciation primarily through direct originations of secured debt, including first lien, unitranche, including last out portions of such loans, and second lien debt, and unsecured debt, including mezzanine debt, as well as through select equity investments. Unitranche loans are first lien loans that may extend deeper in a company’s capital structure than traditional first lien debt and may provide for a waterfall of cash flow priority between different lenders in the unitranche loan. In a number of instances, we may find another lender to provide the “first out” portion of such loan and retain the “last out” portion of such loan, in which case, the “first out” portion of the loan would generally receive priority with respect to payment of principal, interest and any other amounts due thereunder over the “last out” portion that we would continue to hold. In exchange for the greater risk of loss, the “last out” portion earns a higher interest rate. We use the term “mezzanine” to refer to debt that ranks senior only to a borrower’s equity securities and ranks junior in right of payment to all of such borrower’s other indebtedness. We may make multiple investments in the same portfolio company.

We invest primarily in U.S. middle-market companies, which we believe are underserved by traditional providers of capital such as banks and the public debt markets. In describing our business, we generally use the term “middle market companies” to refer to companies with EBITDA of between $5 million and $75 million annually. However, we may from time to time invest in larger or smaller companies. We generate revenues primarily through receipt of interest income from the investments we hold. In addition, we generate income from various loan origination and other fees, dividends on direct equity investments and capital gains on the sales of investments. Fees received from portfolio companies (directors’ fees, consulting fees, administrative fees, tax advisory fees and other similar compensation) are paid to us, unless, to the extent required by applicable law or exemptive relief, if any, therefrom, we only receive our allocable portion of such fees when invested in the same portfolio company as another account managed by Goldman Sachs. The companies in which we invest use our capital for a variety of purposes, including to support organic growth, fund acquisitions, make capital investments or refinance indebtedness.

Investment Strategy

Our origination strategy focuses on leading the negotiation and structuring of the loans or securities in which we invest and holding the investments in our portfolio to maturity. In many cases, we are the sole investor in the loan or security in our portfolio. Where there are multiple investors, we generally seek to control or obtain significant influence over the rights of investors in the loan or security. Our investments typically have maturities between three and ten years and generally range in size between $10 million and $75 million, although we may make larger or smaller investments on occasion. In addition, part of our strategy involves an investment in a joint venture, Senior Credit Fund, LLC (the “Senior Credit Fund”), with the Regents of the University of California (“Cal Regents”). The Senior Credit Fund’s principal purpose is to make investments, either directly or indirectly through its wholly owned subsidiary, Senior Credit Fund SPV I, LLC (“SPV I”), primarily in senior secured loans to middle-market companies.

Investment Portfolio

[Insert description of portfolio as of most recent quarter end.]

Corporate Structure

We were formed as a private fund in September 2012 and commenced operations in November 2012, using seed capital contributions we received from Group Inc. In March 2013, we elected to be treated as a BDC. We have elected to be treated, and expect to qualify annually, as a RIC under Subchapter M of the Code, commencing with our taxable year ended December 31, 2013. On March 18, 2015, our common stock began trading on the New York Stock Exchange (“NYSE”) under the symbol “GSBD”. On March 23, 2015, we closed our initial public offering (“IPO”), issuing 6,000,000 shares of common stock at a public offering price of $20.00 per share. Net of offering and underwriting costs, we received cash proceeds of $114.57 million. On April 21, 2015, we issued an additional 900,000 shares of our common stock pursuant to the exercise of the underwriters’ over-allotment option in connection with the IPO. Net of underwriting costs, we received additional cash proceeds of $17.27 million. As a result of the Conversion, subsequent share repurchases and the IPO [and subsequent offerings], as of             ,             , Group Inc. owned approximately    % of our common stock. See “Business—Formation Transactions and Initial Public Offering” in the accompanying prospectus.

Our Investment Adviser

GSAM serves as our investment adviser and has been registered as an investment adviser with the SEC since 1990. Subject to the supervision of our Board of Directors (the “Board of Directors”), a majority of which is made up of independent directors (including an independent Chairman), GSAM manages our day-to-day operations and provides us with investment advisory and management services and certain administrative services. GSAM is a subsidiary of Group Inc., a public company that is a bank holding company, financial holding company and a world-wide, full-service financial services organization. Group Inc. is the general partner and owner of GSAM. GSAM has been providing financial solutions for investors since 1988 and had over $            trillion of assets under supervision as of            ,     .

The Private Credit Group of GSAM (the “GSAM Private Credit Group”) is responsible for identifying investment opportunities, conducting research and due diligence on prospective investments, negotiating and structuring our investments and monitoring and servicing our investments. The GSAM Private Credit Group was comprised of      investment professionals, as of             ,             , all of whom are dedicated to the Company’s investment strategy and other funds that share a similar investment strategy with the Company. These professionals are supported by an additional    investment professionals, as of             ,             , who are primarily focused on investment strategies in syndicated, liquid credit (together with the GSAM Private Credit Group, “GSAM Credit Alternatives”). These individuals may have additional responsibilities other than those relating to us, but generally allocate a portion of their time in support of our business and our investment objective as a whole. In addition, GSAM has risk management, legal, accounting, tax, information technology and compliance personnel, among others, who provide services to us. We benefit from the expertise provided by these personnel in our operations.

The GSAM Private Credit Group is dedicated primarily to private corporate credit investment opportunities in North America, and utilizes a bottom-up, fundamental research approach to lending. The senior members of the GSAM Private Credit Group have been working together since 2006 and have an average of over                 years of experience in leveraged finance and private transactions.

All investment decisions are made by the Investment Committee of GSAM’s Private Credit Group (the “Investment Committee”), which currently consists of five voting members: Brendan McGovern, Salvatore Lentini, Jon Yoder, David Yu and Scott Turco, as well as three non-voting members with operational and/or legal expertise. For biographical information about the voting members of the Investment Committee, see “Management—Biographical Information” in the accompanying prospectus. The Investment Committee is responsible for approving all of our investments. The Investment Committee also monitors investments in our portfolio and approves all asset dispositions. We expect to benefit from the extensive and varied relevant experience of the investment professionals serving on the Investment Committee, which includes expertise in privately originated and publicly traded leveraged credit, stressed and distressed debt, bankruptcy, mergers and acquisitions and private equity. The voting members of the Investment Committee collectively have over 50 years of experience in middle-market investment and activities related to middle-market investing. The membership of the Investment Committee may change from time to time.

Allocation of Opportunities

Our investment objectives and investment strategies are similar to those of other client accounts managed by our Investment Adviser (including Goldman Sachs Private Middle Market Credit LLC (“GS PMMC”) a privately offered BDC, and Goldman Sachs Middle Market Lending LLC (“GS MMLC”), a closed-end investment company that intends to elect to be treated as a BDC, collectively, the “Accounts”), and an investment appropriate for us may also be appropriate for those Accounts. This creates potential conflicts in allocating investment opportunities among us and such other Accounts, particularly in circumstances where the availability of such investment opportunities is limited, where the liquidity of such investment opportunities is limited or where co-investments by us and other Accounts are not permitted under applicable law. For a further explanation of the allocation of opportunities and other conflicts and the risks related thereto, see “Business – Allocation of Opportunities” and “Potential Conflicts of Interest” in the accompanying prospectus.

Market Opportunity

According to the National Center for the Middle Market and the CIA World Fact Book, the U.S. middle market is comprised of approximately             companies that collectively generate revenues of approximately $             trillion annually.3 Comparing revenues to gross domestic product, this makes the U.S. middle market equivalent to the world’s third largest global economy on a stand-alone basis. The GSAM Private Credit Group believes that existing market conditions and regulatory changes have combined to create an attractive investment environment for non-bank lenders such as us to provide loans to U.S. middle market companies. For a further discussion of the market opportunities associated with the Company’s focus on middle market companies, see “Business – Market Opportunities” in the accompanying prospectus.

Competitive Advantages

The Goldman Sachs Platform: Goldman Sachs is a leading global financial institution that provides a wide range of financial services to a substantial and diversified client base, including companies and high net worth individuals, among others. The firm is headquartered in New York and maintains offices across the United States and in all major financial centers around the world. Group Inc.’s asset management subsidiary, GSAM, is one of the world’s leading investment managers with over      investment professionals and over $            trillion of assets under supervision, in each case as of            ,    . GSAM’s investment teams, including the GSAM Private Credit Group, capitalize on the relationships, market insights, risk management expertise, technology and infrastructure of Goldman Sachs. We believe the Goldman Sachs platform delivers a meaningful competitive advantage to us. For a detailed discussion of the Company’s competitive advantages, see “Business – Competitive Advantages” in the accompanying prospectus.

[3]	Estimate for by the National Center for the Middle Market, which defined middle market as companies with annual revenue of $10 million-$1 billion. See [insert appropriate citation].

Operating and Regulatory Structure

We have elected to be treated as a BDC under the Investment Company Act. As a BDC, we are generally prohibited from acquiring assets other than qualifying assets unless, after giving effect to any acquisition, at least 70% of our total assets are qualifying assets. Qualifying assets generally include securities of eligible portfolio companies, cash, cash equivalents, U.S. government securities and high-quality debt instruments maturing in one year or less from the time of investment. Under the rules of the Investment Company Act, “eligible portfolio companies” include (i) private U.S. operating companies, (ii) public U.S. operating companies whose securities are not listed on a national securities exchange (e.g., the NYSE) or registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (iii) public U.S. operating companies having a market capitalization of less than $250 million. Public U.S. operating companies whose securities are quoted on the over-the-counter bulletin board and through OTC Markets Group Inc. are not listed on a national securities exchange and therefore are eligible portfolio companies. [In addition, we currently are an “emerging growth company,” as defined in the JOBS Act.] See “Regulation” in the accompanying prospectus.

We have elected to be treated, and expect to qualify annually, as a RIC under Subchapter M of the Code, commencing with our taxable year ended December 31, 2013. As a RIC, we generally will not be required to pay corporate-level U.S. federal income taxes on any net ordinary income or capital gains that we timely distribute to our stockholders as dividends if we meet certain source of income, distribution and asset diversification requirements. We intend to timely distribute to our stockholders substantially all of our annual taxable income for each year, except that we may retain certain net capital gains for reinvestment and, depending upon the level of taxable income earned in a year, we may choose to carry forward taxable income for distribution in the following year and pay any applicable U.S. federal excise tax. In addition, the distributions we pay to our stockholders in a year may exceed our net ordinary income and capital gains for that year and, accordingly, a portion of such distributions may constitute a return of capital for U.S. federal income tax purposes. See “Price Range of Common Stock and Distributions” in the accompanying prospectus.

Use of Leverage

Our senior secured revolving credit agreement (as amended, the “Revolving Credit Facility”) with                 , as administrative agent, and                 ., as syndication agent, allows us to borrow money and lever our investment portfolio, subject to the limitations of the Investment Company Act, with the objective of increasing our yield. This is known as “leverage” and could increase or decrease returns to our stockholders. The use of leverage involves significant risks. As a BDC, with certain limited exceptions, we are only permitted to borrow amounts such that our asset coverage ratio, as defined in the Investment Company Act, equals at least 2 to 1 after such borrowing. Certain trading practices and investments, such as reverse repurchase agreements, may be considered borrowings or involve leverage and thus may be subject to Investment Company Act restrictions. In accordance with applicable SEC staff guidance and interpretations, when we engage in such transactions, instead of maintaining an asset coverage ratio of at least 2 to 1, we will segregate or earmark liquid assets, or enter into an offsetting position, in an amount at least equal to our exposure, on a mark-to-market basis, to such transactions (as calculated pursuant to requirements of the SEC). Short-term credits necessary for the settlement of securities transactions and arrangements with respect to securities lending will not be considered borrowings for these purposes. Practices and investments that may involve leverage but are not considered borrowings are not subject to the Investment Company Act’s asset coverage requirement and we will not otherwise segregate or earmark liquid assets or enter into offsetting positions for such transactions. The amount of leverage that we employ will depend on our Investment Adviser’s and our Board of Directors’ assessment of market conditions and other factors at the time of any proposed borrowing.

Risk Factors

The value of our assets, as well as the market price of our securities, will fluctuate. Our investments may be risky, and you may lose all or part of your investment in us. See “Risk Factors” beginning on page                of this prospectus supplement and on page                of the accompanying prospectus, and the other information included in the accompanying prospectus, for additional discussion of factors you should carefully consider before deciding to invest in our securities.

Corporate Information

Our principal executive offices are located at 200 West Street, New York, New York 10282 and our telephone number is (212) 902-0300. We maintain a website located at www.goldmansachsbdc.com. Information on our website is not incorporated into or a part of this prospectus supplement or the accompanying prospectus.

Recent Developments

[Insert description of recent developments at the time of the offering.]

THE RIGHTS OFFERING

The Offer

We are issuing to Record Date Shareholders [transferable/non-transferable] rights to subscribe for an aggregate of up to                 shares of our common stock. Each Record Date Shareholder is being issued one [non-] transferable right for each share of our common stock held on the record date. The rights entitle each holder to acquire at the subscription price one share of our common stock for every right held [, which we refer to as the primary subscription right]. We will not issue fractional shares of our common stock upon the exercise of rights; accordingly, rights may be exercised only in multiples of                 .

[The rights are transferable and will be listed for trading on the New York Stock Exchange under the symbol “                ” during the course of this offer.]

Subscription Price

The subscription price per share will be [describe means of computing subscription price]. [Because the subscription price will be determined on the expiration date, rights holders who decide to acquire shares pursuant to the primary subscription right [or pursuant to the over-subscription privilege] will not know the actual purchase price of those shares when they make that decision. Rights holders who exercise their rights will have no right to rescind a purchase after receipt of their completed subscription certificates together with payment for shares or a notice of guaranteed delivery by the subscription agent.]

[Over-Subscription Privilege

Record Date Shareholders who fully exercise all rights issued to them (other than those rights which cannot be exercised because they represent the right to acquire less than one share) are entitled to subscribe for additional shares of our common stock which were not subscribed for by other stockholders, which we refer to as the remaining shares. If sufficient remaining shares of our common stock are available, all Record Date Shareholders’ over-subscription requests will be honored in full. In addition, any non-record date stockholder who exercises rights is entitled to subscribe for remaining shares that are not otherwise subscribed for by Record Date Shareholders. Shares acquired pursuant to the over-subscription privilege are subject to certain limitations and pro rata allocations.

[There is no minimum number of rights that must be exercised in order for the offering to close.]]

Purpose of the Offer

Our board of directors, or Board, has determined in good faith that the offering would result in a net benefit to the existing stockholders because [describe reasons]. The offering gives existing stockholders the right to purchase additional shares at a price that is expected to be below the then-current trading price without paying any commission or sales charges (although, if you exercise your rights through a financial institution, you will be responsible for paying any fees that such institution may charge). In connection with the approval of the offering, our Board considered, among other things, the following factors:

[Describe factors]

There can be no assurance of the amount of dilution that a stockholder will experience or that the rights offering will be successful.

[The purpose of setting the determination of the subscription price upon the expiration of the offer is to attract the maximum participation of stockholders in the offer, with minimum dilution to non-participating stockholders.]

[The transferable feature of the rights will afford non-participating stockholders the potential of receiving cash payment upon the sale of the rights, receipt of which may be viewed as partial compensation for the dilution of their interests.]

We cannot assure you that the current offering will be successful, or that by increasing the amount of our available capital, our aggregate expenses and, correspondingly, our expense ratio will be lowered. In addition, the management fee we pay to GSAM is based upon our gross assets, which include any cash or cash equivalents that we have not yet invested in the securities of portfolio companies.

[In determining that this offer is in our best interest and in the best interests of our stockholders, we have retained                 , the dealer manager for this offer, to provide us with financial advisory, marketing and soliciting services relating to this offer, including advice with respect to the structure, timing and terms of the offer. In this regard, our board of directors considered, among other things, using a fixed pricing versus variable pricing mechanism, the benefits and drawbacks of conducting a non-transferable versus a transferable rights offering, the effect on us if this offer is not fully subscribed and the experience of the dealer manager in conducting rights offerings.]

[Although we have no present intention to do so, we may, in the future and in our discretion, choose to make additional rights offerings from time to time for a number of shares and on terms which may or may not be similar to this offer, provided that our board of directors must determine that each subsequent rights offering is in the best interest of our stockholders. Any such future rights offering will be made in accordance with the 1940 Act.]

Expiration Of The Offering

The offering will expire at 5:00 p.m., New York City time, on                 , 20     , unless extended by us in our sole discretion. The rights will expire on the expiration date of the offering and may not be exercised thereafter.

Any extension of the offering will be followed as promptly as practicable by announcement thereof, and in no event later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release or such other means of announcement as we deem appropriate.

[Sale of Rights

The rights are evidenced by a subscription certificate and are transferable until                 , (or if the offer is extended, until the extended expiration date). The rights will be listed for trading on the New York Stock Exchange under the symbol “                ”. We and the dealer manager will use our best efforts to ensure that an adequate trading market for the rights will exist. However, no assurance can be given that a market for the rights will develop. Trading in the rights on the New York Stock Exchange may be conducted until close of trading on the New York Stock Exchange on                 , (or, if the offer is extended, until the extended expiration date).]

How to Obtain Subscription Information

•	Contact your broker-dealer, trust company, bank or other nominee where your rights are held, or

•	Contact the information agent, , at . Broker-dealers and nominees may call .

How to Subscribe

•	Deliver a completed subscription certificate and payment to the subscription agent by the expiration date of the rights offering, or

•	If your shares are held in an account with your broker-dealer, trust company, bank or other nominee, which qualifies as an Eligible Guarantor Institution under Rule 17Ad-15 of the Exchange Act, have your Eligible Guarantor Institution deliver a notice of guaranteed delivery to the subscription agent by the expiration date of the rights offering.

Subscription Agent

will act as the subscription agent in connection with this offer.

Information Agent

will act as the information agent in connection with this offer. You may contact toll-free with questions at . Broker-dealers and nominees may call .

[Distribution Arrangements

will act as dealer manager for the offer. Under the terms and subject to the conditions contained in the dealer manager agreement, the dealer manager will provide financial advisory services and marketing assistance in connection with the offer [and will solicit the exercise of rights and participation in the over-subscription privilege by our stockholders]. The dealer manager may use this prospectus for any or all of such activities. The offer is not contingent upon any number of rights being exercised. We have agreed to pay the dealer manager a fee for its financial advisory, marketing and soliciting services equal to % of the subscription price per share for shares issued pursuant to the exercise of rights[, including pursuant to the over-subscription privilege]. The dealer manager may reallow a portion of its fees to other broker-dealers that have assisted in soliciting the exercise of rights.]

[Insert principal business addresses of dealer manager.]

Important Dates to Remember

Record Date
Subscription Period	(1)
Measurement Period for Subscription Price(2)	(1)
Expiration Date	(1)
Deadline for Delivery of Subscription Certificates and Payment for Shares(3)	(1)
Deadline for Delivery of Notice of Guaranteed Delivery(3)	(1)
Deadline for Delivery of Subscription Certificates and Payment for Shares pursuant to Notice of Guaranteed Delivery	(1)
Confirmations Mailed to Participants	(1)
Final Payment for Shares	(1)

(1)	Unless the offer is extended.
(2)	The subscription price will be [describe means of computing subscription price].
(3)	Participating rights holders must, by the expiration date of the offer (unless the offer is extended), either (1) deliver a subscription certificate and payment for shares or (2) cause to be delivered on their behalf a notice of guaranteed delivery.

FEES AND EXPENSES

The following table is intended to assist you in understanding the fees and expenses that an investor in our common stock will bear directly or indirectly, based on the assumptions set forth below. We caution you that some of the percentages indicated in the table below are estimates and may vary. The expenses shown in the table under “annual expenses” are based on estimated amounts for our current fiscal year. The following table should not be considered a representation of our future expenses. Actual expenses may be greater or less than shown. Except where the context suggests otherwise, whenever this prospectus supplement contains a reference to fees or expenses paid by “us” or that “we” will pay fees or expenses, the holders of our common stock will indirectly bear such fees or expenses.

Stockholder transaction expenses (as a percentage of offering price):
[Sales load	%	(1)]
Offering expenses	%	(2)
Dividend reinvestment plan expenses	None	(3)
Total stockholder transaction expenses	%
Annual expenses (as a percentage of net assets attributable to common stock):
Base management fee	%	(4)
Incentive fees payable under the Investment Management Agreement (20% of investment income and capital gains)%		(5)
Interest payments on borrowed funds	%	(6)
Other expenses	%	(7)
Acquired fund fees and expenses	%	(8)

Total annual expenses	%

(1)	The underwriting discount and commission with respect to shares sold in this offering, which is a one-time fee paid to the dealer manager, is the only sales load paid in connection with this offering.
(2)	Amount reflects estimated offering expenses of approximately $ and is based on the offering of shares at the public offering price of $ per share.
(3)	The expenses of the dividend reinvestment plan are included in “other expenses” in the table above. For additional information, see “Dividend Reinvestment Plan” in the accompanying prospectus.
(4)	Our management fee (the “Management Fee”) is calculated at an annual rate of 1.50% (0.375% per quarter) of the average value of our gross assets (excluding cash or cash equivalents (such as investments in money market funds), but including assets purchased with borrowed amounts) at the end of each of the two most recently completed calendar quarters). See “Management—Investment Management Agreement” in the accompanying prospectus. The Management Fee referenced in the table above is based on actual amounts incurred during the months ended , , annualized for a full year.
(5)	The incentive fee (the “Incentive Fee”) payable to our Investment Adviser is based on our performance and is not paid unless we achieve certain goals. It consists of two components, one based on income and the other based on capital gains, that are determined independent of each other, with the result that one component may be payable even if the other is not. The Incentive Fee referenced in the table above is based on actual amounts incurred during the months ended , , annualized for a full year.

The Incentive Fee based on income is determined and paid quarterly in arrears at the end of each calendar quarter by reference to our aggregate net investment income, as adjusted as described below, from the calendar quarter then ending and the eleven preceding calendar quarters (or if shorter, the number of quarters that have occurred since January 1, 2015) (in either case, the “Trailing Twelve Quarters”). The hurdle amount for the Incentive Fee based on income is determined on a quarterly basis, and is equal to 1.75% multiplied by our NAV at the beginning of each applicable calendar quarter comprising the relevant Trailing Twelve Quarters. The hurdle amount is calculated after making appropriate adjustments for subscriptions (which includes all issuances by us of shares of our common stock, including issuances pursuant to our dividend reinvestment plan) and distributions that occurred during the relevant Trailing Twelve Quarters.

For the portion of the Incentive Fee based on income, we pay our Investment Adviser a quarterly Incentive Fee based on the amount by which (A) aggregate net investment income (“Ordinary Income”) in respect of the relevant Trailing Twelve Quarters exceeds (B) the hurdle amount for such Trailing Twelve Quarters. The amount of the excess of (A) over (B) described in this paragraph for such Trailing Twelve Quarters is referred to as the “Excess Income Amount.” For the avoidance of doubt, Ordinary Income is net of all fees and expenses, including the Management Fee but excluding any Incentive Fee.

The Incentive Fee based on income for each quarter is determined as follows:

•	No Incentive Fee based on income is payable to our Investment Adviser for any calendar quarter for which there is no Excess Income Amount.

•	100% of the Ordinary Income, if any, that exceeds the hurdle amount, but is less than or equal to an amount, which we refer to as the “Catch-up Amount,” determined as the sum of 2.1875% multiplied by our NAV at the beginning of each applicable calendar quarter comprising the relevant Trailing Twelve Quarters is included in the calculation of the Incentive Fee based on income; and

•	20% of the Ordinary Income that exceeds the Catch-up Amount is included in the calculation of the Incentive Fee based on income.

The amount of the Incentive Fee based on income that will be paid to our Investment Adviser for a particular quarter will equal the excess of the Incentive Fee so calculated minus the aggregate Incentive Fees based on income that were paid in respect of the first eleven calendar quarters (or the portion thereof) included in the relevant Trailing Twelve Quarters but not in excess of the Incentive Fee Cap (as described below).

The Incentive Fee based on income that is paid to our Investment Adviser for a particular quarter is subject to a cap (the “Incentive Fee Cap”). The Incentive Fee Cap for any quarter is an amount equal to (a) 20% of the Cumulative Net Return (as defined below) during the relevant Trailing Twelve Quarters minus (b) the aggregate Incentive Fees based on income that were paid in respect of the first eleven calendar quarters (or the portion thereof) included in the relevant Trailing Twelve Quarters.

“Cumulative Net Return” means (x) the Ordinary Income in respect of the relevant Trailing Twelve Quarters minus (y) any Net Capital Loss, as defined below, if any, in respect of the relevant Trailing Twelve Quarters. If, in any quarter, the Incentive Fee Cap is zero or a negative value, we will pay no Incentive Fee based on income to our Investment Adviser for such quarter. If, in any quarter, the Incentive Fee Cap for such quarter is a positive value but is less than the Incentive Fee based on income that is payable to our Investment Adviser for such quarter (before giving effect to the Incentive Fee Cap) calculated as described above, we will pay an Incentive Fee based on income to our Investment Adviser equal to the Incentive Fee Cap for such quarter. If, in any quarter, the Incentive Fee Cap for such quarter is equal to or greater than the Incentive Fee based on income that is payable to our Investment Adviser for such quarter (before giving effect to the Incentive Fee Cap) calculated as described above, we will pay an Incentive Fee based on income to our Investment Adviser equal to the Incentive Fee calculated as described above for such quarter without regard to the Incentive Fee Cap.

“Net Capital Loss” in respect of a particular period means the difference, if positive, between (i) aggregate capital losses, whether realized or unrealized, in such period and (ii) aggregate capital gains, whether realized or unrealized, in such period.

The portion of the Incentive Fee based on capital gains is calculated on an annual basis. For each period beginning on January 1 of each calendar year and ending on December 31 of the calendar year or, in the case of our first and last year, the appropriate portion thereof (each, an “Annual Period”), we pay our Investment Adviser an Incentive Fee equal to (A) 20% of the difference, if positive, of the sum of our aggregate realized capital gains, if any, computed net of our aggregate realized capital losses, if any, and our aggregate unrealized capital depreciation, if any, in each case from April 1, 2013 until the end of such Annual Period minus (B) the cumulative amount of Incentive Fees based on capital gains previously paid to our Investment Adviser from April 1, 2013. For the avoidance of doubt, unrealized capital gains are excluded from the calculation in clause (A), above.

We accrue, but not pay, a portion of the Incentive Fee based on capital gains with respect to net unrealized appreciation. For more detailed information about the Incentive Fee, see “Management—Investment Management Agreement” in the accompanying prospectus.

(6)	Interest payments on borrowed funds represents our annualized interest expense based on borrowings as of , 20 , with a weighted average interest rate of %. For the months ended , 20 , the Revolving Credit Facility bore a weighted average interest rate of %, and the Convertible Notes bore interest at an annual rate of 4.50%. We may borrow additional funds from time to time to make investments to the extent we determine that the economic situation is conducive to doing so. We may also issue additional debt securities or preferred stock, subject to our compliance with applicable requirements under the Investment Company Act. [We do not currently anticipate issuing additional debt securities or preferred stock in the next 12 months.]
(7)	“Other Expenses” includes overhead expenses, including payments under the administration agreement with our administrator (the “Administration Agreement”), and is estimated for the current fiscal year. See “Management—Administration Agreement” in the accompanying prospectus.
(8)	Our stockholders indirectly bear the expenses of underlying funds or other investment vehicles in which we invest that (1) are investment companies or (2) would be investment companies under section 3(a) of the Investment Company Act but for the exceptions to that definition provided for in sections 3(c)(1) and 3(c)(7) of the Investment Company Act (“Acquired Funds”). This amount includes the estimated annual fees and expenses of the Senior Credit Fund and a money market fund managed by an affiliate of Group Inc., which are our only Acquired Funds as of , .

Although not reflected above, the Investment Adviser expects to continue to waive a portion of its management fee payable by the Company in an amount equal to any management fees it earns as an investment adviser for any affiliated money market funds in which the Company invests.

Example

The following example demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in our common stock. In calculating the following expense amounts, we have assumed that our annual operating expenses remain at the levels set forth in the table above, except for the Incentive Fee based on income and that investors pay transaction expenses of                 % with respect to the rights sold by us in this offering.

	1 year	3 years	5 years	10 years
You would pay the following expenses on a $1,000 common stock investment, assuming a 5% annual return (none of which is subject to the Incentive Fee based on capital gains) (1)	$	$	$	$

You would pay the following expenses on a $1,000 common stock investment, assuming a 5% annual return resulting entirely from net realized capital gains (all of which is subject to the Incentive Fee based on capital gains) (2)

	$	$	$	$

(1)	Assumes that we will not realize any capital gains computed net of all realized capital losses and unrealized capital depreciation.
(2)	Assumes no unrealized capital depreciation and a 5% annual return resulting entirely from net realized capital gains and not otherwise deferrable under the terms of the Investment Management Agreement and therefore subject to the Incentive Fee based on capital gains. Because our investment strategy involves investments that generate primarily current income, we believe that a 5% annual return resulting entirely from net realized capital gains is unlikely.

The foregoing table is to assist you in understanding the various costs and expenses that an investor in our common stock will bear directly or indirectly. While the example assumes, as required by the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. The Incentive Fee under our Investment Management Agreement, which, assuming a 5% annual return, would either not be payable or would have an insignificant impact on the expense amounts shown above, is not included in the example. In addition, while the example assumes reinvestment of all dividends and distributions at NAV, under certain circumstances, reinvestment of dividends and other distributions under our dividend reinvestment plan may occur at a price per share that differs from NAV. See “Dividend Reinvestment Plan” in the accompanying prospectus for additional information regarding our dividend reinvestment plan.

This example and the expenses in the table above should not be considered a representation of our future expenses, and actual expenses (including the cost of debt, if any, and other expenses) may be greater or less than those shown.

RISK FACTORS

Investing in our securities involves certain risks relating to our structure and investment objective. You should carefully consider these risk factors, together with all of the other information included in this prospectus supplement and the accompanying prospectus, before you decide whether to make an investment in our securities. The risks set forth below are not the only risks we face, and we may face other risks that we have not yet identified, which we do not currently deem material or which are not yet predictable. If any of the following risks occur, our business, financial condition and results of operations could be materially adversely affected. In such case, our NAV and the trading price of our securities could decline, and you may lose all or part of your investment.

[The rights are non-transferable and there is no public market for the rights.

Other than in very limited circumstances, you may not sell, give away or otherwise transfer your rights. Because the rights are non-transferable, there is no market or other means for you to directly realize any value associated with the rights. You must exercise the rights and acquire additional shares of our common stock to realize any value. We cannot assure you that an active public market will develop for our rights after this offering or, if one develops, that such trading market can be sustained. In addition we cannot predict the prices at which our rights will trade.]

[If you do not fully exercise your subscription rights in any rights offering of our common stock, your interest in us may be diluted and, if the subscription price is less than our NAV per share, you may experience an immediate dilution of the aggregate NAV of your shares.

Stockholders who do not fully exercise their subscription rights should expect that they will, at the completion of the rights offering, own a smaller proportional interest in us than would be the case if they fully exercised their rights. We would not be able to state the amount of any such dilution prior to knowing the proportion of the shares that will be purchased as a result of the offer. Such dilution could be substantial.

In addition, if the subscription price is less than the NAV per share of our common stock, a stockholder who does not fully exercise its subscription rights may experience an immediate dilution of the aggregate NAV of its shares as a result of the offering.]

[We may terminate the rights offering at any time prior to delivery of the shares of our common stock offered hereby, and neither we nor the subscription agent will have any obligation to you except to return your subscription payments, without interest.

We may, in our sole discretion, terminate the rights offering at any time prior to delivery of the shares of our common stock offered hereby, if the subscription price is less than [ ]% of the NAV attributable to a share of common stock disclosed in the most recent periodic report we filed with the SEC. If the rights offering is terminated, all rights will expire without value and the subscription agent will return as soon as practicable all exercise payments, without interest. [No amounts paid to acquire rights on [insert name of any applicable exchange on which rights are listed] or otherwise will be returned.]]

[Insert any additional relevant risk factors not included in the base prospectus.]

USE OF PROCEEDS

We estimate that net proceeds we will receive from this offering will be approximately $            million assuming all of the rights are exercised at the estimated subscription price and after deducting payments to the dealer manager of    % of the subscription price for each share issued pursuant to exercise of the rights and estimated offering expenses of approximately $            payable by us. There can be no assurance that all of the rights will be exercised in full, and the subscription price will not be determined until the close of business on the expiration date.

[Describe use of proceeds and include any other relevant information to the extent required to be disclosed by applicable law or regulation.]

PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS

Our common stock is traded on the NYSE under the symbol “GSBD”. Our common stock has historically traded at prices both above and below our NAV per share. It is not possible to predict whether our common stock will trade at, above or below NAV in the future. See “Risk Factors—Risks Relating to Our Securities” in the accompanying prospectus.

The following table sets forth, for each fiscal quarter since [our IPO], the NAV per share of our common stock, the range of high and low closing sales prices of our common stock reported on the NYSE, the closing sales price as a premium (discount) to NAV and distributions declared by us. On     , , the last reported closing sales price of our common stock on the NYSE was $[ ] per share, which represented a [premium/discount] of approximately [ ]% to the NAV per share reported by us as of        ,        .

		Closing Sales Price				Premium or Discount of High Sales Price to	Premium or Discount of Low Sales Price to	Declared
	NAV (1)	High		Low		NAV (2)	NAV (2)	Distribution (3)
Fiscal Year Ending December 31, 2017
First Fiscal Quarter	*	[	]	[	]	*	*	[	]
Fiscal Year Ended December 31, 2016
Fourth Fiscal Quarter	*	$23.61		$20.77		*	*	$0.45
Third Fiscal Quarter	$18.58	$22.26		$19.98		19.8%	7.5%	$0.45
Second Fiscal Quarter	$18.41	$20.02		$19.34		8.7%	5.1%	$0.45
First Fiscal Quarter	$18.67	$20.00		$17.41		7.1%	(6.7)%	$0.45
Fiscal Year Ended December 31, 2015
Fourth Fiscal Quarter	$18.97	$20.37		$18.40		7.4%	(3.0)%	$0.45
Third Fiscal Quarter	$19.38	$25.19		$17.91		30.0%	(7.6)%	$0.45
Second Fiscal Quarter	$19.46	$23.65		$20.33		21.5%	4.5%	$0.45
First Fiscal Quarter (from March 18, 2015 through March 31, 2015)	$19.43	$21.31		$20.05		9.7%	3.2%	$0.45

(1)	NAV per share is determined as of the last day in the relevant quarter and therefore may not reflect the NAV per share on the date of the high and low closing sales prices. The NAVs shown are based on outstanding shares at the end of the relevant quarter.
(2)	Calculated as the respective high or low closing sales price less NAV divided by NAV as of the last day in the relevant quarter.
(3)	Represents the dividend or distribution declared in the relevant quarter.
*	NAV has not yet been calculated for this period.

We intend to continue to pay quarterly distributions to our stockholders out of assets legally available for distribution. Future quarterly distributions, if any, will be determined by our Board of Directors. All future distributions will be subject to lawfully available funds therefor, and no assurance can be given that we will be able to declare such distributions in future periods.

We have elected to be treated, and expect to qualify annually, as a RIC under Subchapter M of the Code, commencing with our taxable year ended December 31, 2013. To maintain our RIC status, we must, among other things, timely distribute to our stockholders at least 90% of our investment company taxable income for each taxable year. We intend to timely distribute to our stockholders substantially all of our annual taxable income for each year, except that we may retain certain net capital gains (i.e., realized net long-term capital gains in excess of realized net short-term capital losses) for reinvestment and, depending upon the level of taxable income earned in a year, we may choose to carry forward taxable income for distribution in the following year and pay any applicable U.S.

federal excise tax. We generally will be required to pay such U.S. federal excise tax if our distributions during a calendar year do not exceed the sum of (1) 98.0% of our net ordinary income (taking into account certain deferrals and elections) for the calendar year, (2) 98.2% of our capital gains in excess of capital losses for the one-year period ending on October 31 of the calendar year and (3) any net ordinary income and capital gains in excess of capital losses for preceding years that were not distributed during such years. If we retain net capital gains, we may treat such amounts as deemed distributions to our stockholders. In that case, you will be treated as if you had received an actual distribution of the capital gains we retained and then you reinvested the net after-tax proceeds in our common stock. In general, you also will be eligible to claim a tax credit (or, in certain circumstances, obtain a tax refund) equal to your allocable share of the tax we paid on the capital gains deemed distributed to you. Stockholders should read carefully any written disclosure accompanying a distribution from us and should not assume that the source of any distribution is our net ordinary income or capital gains. The distributions we pay to our stockholders in a year may exceed our net ordinary income and capital gains for that year and, accordingly, a portion of such distributions may constitute a return of capital for U.S. federal income tax purposes. The specific tax characteristics of our distributions will be reported to stockholders after the end of the calendar year. Please refer to “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus for further information regarding the tax treatment of our distributions and the tax consequences of our retention of net capital gains. See also “Risk Factors—Risks Relating to Our Securities—We may not be able to pay you distributions on our common stock or preferred stock, our distributions to you may not grow over time and a portion of our distributions to you may be a return of capital for U.S. federal income tax purposes” in the accompanying prospectus.

Unless our stockholders elect to receive their distributions in cash, we intend to make such distributions in additional shares of our common stock under our dividend reinvestment plan. Distributions paid in the form of additional shares of our common stock will generally be subject to U.S. federal, state and local taxes in the same manner as cash distributions; however, investors participating in our dividend reinvestment plan will not receive any corresponding cash with which to pay any such applicable taxes. If you hold shares of our common stock through a broker or financial intermediary, you may elect to receive distributions in cash by notifying your broker or financial intermediary of your election to receive distributions in cash in lieu of shares of our common stock. Any distributions reinvested through the issuance of shares through our dividend reinvestment plan will increase our assets on which the Management Fee and the Incentive Fee are determined and paid to the Investment Adviser. See “Dividend Reinvestment Plan” in the accompanying prospectus.

The following table lists the quarterly distributions that we have declared per share of our common stock since January 1, [2014].

Period	Payment Date	Declared Distributions
First Quarter 2014	April 30, 2014	$0.33
Second Quarter 2014	July 31, 2014	$0.41
Third Quarter 2014	October 31, 2014	$0.42
Fourth Quarter 2014	January 30, 2015	$0.53

Total Declared for 2014		$1.69

First Quarter 2015	April 30, 2015	$0.45
Second Quarter 2015	July 15, 2015	$0.45
Third Quarter 2015	October 15, 2015	$0.45
Fourth Quarter 2015	January 28, 2016	$0.45

Total Declared for 2015		$1.80

First Quarter 2016	April 15, 2016	$0.45
Second Quarter 2016	July 15, 2016	$0.45
Third Quarter 2016	October 17, 2016	$0.45
Fourth Quarter 2016	January 17, 2017	$0.45

Total Declared for 2016		$1.80

SELECTED CONSOLIDATED FINANCIAL DATA AND OTHER INFORMATION

The selected financial and other information below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus supplement and the accompanying prospectus and our financial statements and the related notes thereto. Financial information as of and for the years ended December 31, 20     , 20    and 20    [and as of and for the period from November 15, 2012 (commencement of operations) to December 31, 2012] has been derived from the audited financial statements of Goldman Sachs BDC, Inc. [(formerly, Goldman Sachs Liberty Harbor Capital, LLC)]. The audited financial statements included in the accompanying prospectus were audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. Interim financial information for the    months ended             ,             and has been derived from the unaudited interim financial statements of Goldman Sachs BDC, Inc., which are included elsewhere in this prospectus supplement and in the accompanying prospectus. Our unaudited interim financial statements were prepared on a basis consistent with our audited financial statements and, in our opinion, include all adjustments necessary for the fair statement of the results for the periods presented. Our historical results are not necessarily indicative of future results, and our results for the    months ended             ,             are not necessarily indicative of the results for the full             fiscal year.

The selected financial data in this section is not intended to replace the financial statements and is qualified in its entirety by the financial statements and related notes included in this prospectus supplement and the accompanying prospectus.

	For the Months Ended ,		For the Months Ended ,		For the Year Ended December 31, 2015	For the Year Ended December 31, 2014	For the Year Ended December 31, 2013	For the period from November 15, 2012 (commencement of operations) through December 31, 2012
Consolidated statements of operations data (in thousands):
Total investment income	$		$		$118,436	$73,279	$22,835	$162
Net expenses					43,338	20,422	6,899	346

Net investment income (loss) before taxes					75,098	52,857	15,936	(184)
Excise tax expense					518	119	—	—

Net investment income (loss) after taxes					74,580	52,738	15,936	(184)
Net realized and unrealized gain (loss) on investments					(27,952)	(15,816)	3,118	1,046

Net increase in net assets resulting from operations before tax	$		$		$46,628	$36,922	$19,054	$862
Income tax expense		—		—	—	—	(1,070)	(351)

Net increase in net assets resulting from operations after tax	$		$		$46,628	$36,922	$17,984	$511

Per share data
Net Asset Value	$		$		$18.97	$19.56	$20.00	$19.37
Net investment income (loss) (basic and diluted)	$		$		$2.14	$1.77	$0.67	$(0.09)
Earnings (basic and diluted)	$		$		$1.34	$1.24	$0.76	$0.26
Distributions declared	$		$		$1.80	$1.69	$0.50	$—

	As of ,	As of ,	As of December 31, 2015	As of December 31, 2014	As of December 31, 2013
Consolidated statements of asset and liabilities data (at period end) (in thousands):
Total assets	$	$	$1,132,759	$967,492	$630,222
Total investments, at fair value			1,091,181	943,515	613,935
Total liabilities			444,109	392,910	22,437
Total debt			419,000	350,000	—
Total net assets	$	$	$688,650	$574,582	$607,785

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. We believe that it is important to communicate our future expectations to our investors. Our forward-looking statements include information in this prospectus supplement and the accompanying prospectus regarding general domestic and global economic conditions, our future financing plans, our ability to operate as a BDC and the expected performance of, and the yield on, our portfolio companies. There may be events in the future, however, that we are not able to predict accurately or control. The factors listed under “Risk Factors,” in this prospectus supplement and the accompanying prospectus as well as any cautionary language in this prospectus supplement and the accompanying prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. The occurrence of the events described in these risk factors and elsewhere in this prospectus supplement and the accompanying prospectus could have a material adverse effect on our business, results of operations and financial position. Any forward-looking statement made by us in this prospectus supplement and the accompanying prospectus speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ from our forward-looking statements may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You are advised to consult any additional disclosures that we may make directly to you or through reports that we have filed or in the future may file with the SEC, including annual reports on Form 10-K, registration statements on Form N-2, quarterly reports on Form 10-Q and current reports on Form 8-K. Under Section 27A(b)(2)(B) and (D) of the Securities Act and Section 21E(b)(2)(B) and (D) of the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with any offering of securities pursuant to this prospectus supplement and the accompanying prospectus or in the periodic reports we file under the Exchange Act.

The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	our future operating results;

•	changes in political, economic or industry conditions, the interest rate environment or conditions affecting the financial and capital markets;

•	uncertainty surrounding the financial stability of the U.S., the EU and China;

•	our business prospects and the prospects of our portfolio companies;

•	the impact of investments that we expect to make;

•	the impact of increased competition;

•	our contractual arrangements and relationships with third parties;

•	the dependence of our future success on the general economy and its impact on the industries in which we invest;

•	the ability of our prospective portfolio companies to achieve their objectives;

•	the relative and absolute performance of our Investment Adviser;

•	our expected financings and investments;

•	the use of borrowed money to finance a portion of our investments;

•	our ability to make distributions;

•	the adequacy of our cash resources and working capital;

•	the timing of cash flows, if any, from the operations of our portfolio companies;

•	the impact of future acquisitions and divestitures;

•	the effect of changes in tax laws and regulations and interpretations thereof;

•	our ability to maintain our status as a BDC and a regulated investment company under Subchapter M of the Code;

•	actual and potential conflicts of interest with GSAM and its affiliates;

•	general price and volume fluctuations in the stock market;

•	the ability of GSAM to attract and retain highly talented professionals;

•	the impact on our business from new or amended legislation or regulations; and

•	the availability of credit and/or our ability to access the equity markets.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and other parts of this prospectus supplement and the accompanying prospectus contain forward-looking information that involves risks and uncertainties. The discussion and analysis contained in this section refers to our financial condition, results of operations and cash flows. The information contained in this section should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this prospectus supplement and the accompanying prospectus. Please see “Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with this discussion and analysis. Our actual results could differ materially from those anticipated by such forward-looking information due to factors discussed under “Risk Factors” and “Forward-Looking Statements” appearing elsewhere in this prospectus supplement and the accompanying prospectus.

[Insert Management’s Discussion and Analysis of Financial Condition and Results of Operations from most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, prior to the offering.]

CAPITALIZATION

The following table sets forth:

•	our actual capitalization as of , ; and

•	our pro forma capitalization to give effect to the sale of shares of our common stock, assuming all rights are exercised at the estimated subscription price of $ and our receipt of the estimated net proceeds from that sale.

As of , 20
	Actual	Pro Forma
	(in thousands)	(in thousands)
Assets:
Cash	$	$
Investment, at fair value
Other assets

Total assets

Liabilities:
Debt
Other liabilities

Total liabilities

Net assets:
Common stock, par value $0.001 per share; 100,000,000 shares authorized, shares issued and outstanding, actual; shares issued and outstanding, pro forma
Paid-in-capital in excess of par
Capital distributions in excess of net investment income
Net unrealized appreciation on investments
Net realized gains (losses) on investments
Total stockholders’ equity

Net asset value per share

DILUTION

As of                ,    , we had                shares of common stock outstanding and as of                ,    , our NAV was $    million, or approximately $    per share. After giving effect to the sale of the shares of common stock to be sold in this offering, assuming all rights are exercised at the estimated subscription price of $    per share, and the deduction of discounts and estimated offering expenses, our as-adjusted NAV as of    ,    would be approximately $    million, or $    per share, representing an immediate dilution of $    per share, or    % to shares sold in this offering.

	As of ,
	Actual		Pro Forma
Net asset value per common share	$		$

	Months Ended ,
	Actual		Pro Forma
Net increase in assets resulting from net investment income per common share		$(1)		$(2)
Net decrease in net assets resulting from operations per common share		$(1)		$(2)
Distributions per common share	$			$(3)

(1)	Basic and diluted, weighted average number of shares outstanding is .
(2)	Assumes that on , , the beginning of the indicated period, (i) all rights were exercised at the estimated subscription price of $ per share and (ii) shares of our common stock were issued upon the exercise of such rights.
(3)	Assumes that actual cash distributions divided by adjusted shares, including shares issued upon exercise of rights.

LEGAL MATTERS

Certain legal matters regarding the securities offered by this prospectus supplement will be passed upon for Goldman Sachs BDC, Inc. by Fried, Frank, Harris, Shriver & Jacobson LLP. In addition, Willkie Farr & Gallagher LLP has advised the Company in connection with certain matters under the Investment Company Act. Dechert LLP serves as counsel to the Company and to the Independent Directors. Certain legal matters in connection with the securities offered hereby will be passed upon for the dealer manager by     .

EXPERTS

The financial statements as of December 31,                and                and for each of the three years in the period ended December 31,                have been so included in reliance on the report of PricewaterhouseCoopers LLP, 101 Seaport Boulevard, Suite 500, Boston, Massachusetts 02210, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the Securities Act, with respect to the securities offered by this prospectus supplement and the accompanying prospectus. The registration statement contains additional information about us and the securities being offered by this prospectus supplement and the accompanying prospectus.

We file with or submit to the SEC periodic and current reports, proxy statements and other information meeting the informational requirements of the Exchange Act. You may inspect and copy these reports, proxy statements and other information, as well as registration statements and related exhibits and schedules, at the Public SEC’s Reference Room at 100 F Street, N.E., Washington, D.C. 20549-0102. You may obtain information on the operation of the Public Reference Room by calling the SEC at (202) 551-8090 or (800) SEC-0330. We maintain a website at www.goldmansachsbdc.com and make all of our annual, quarterly and current reports, proxy statements and other publicly filed information available, free of charge, on or through our website. You may also obtain such information by contacting us, in writing at: 200 West Street New York, New York 10282, or by telephone (collect) at (212) 902-0300. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC which are available on the SEC’s Internet site at http://www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, Washington, D.C. 20549-0102.

INDEX TO FINANCIAL STATEMENTS

[Insert index to financial statements followed by financial statements and notes thereto from most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, prior to the offering.]

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